Amendment to Stock Purchase Agreement and Share Exchange

        This Amendment to the Stock Purchase Agreement and Share Exchange dated August 15, 2002, Gaige Financial Group, Inc., a Florida corporation with its principal place of business located at 22154 Martella Avenue, Boca Raton, Florida 33433 (“Gaige<-1- 34>) and Teda Hotels Management Company Limited, a BVI corporation, with its principal place of business located at Suite 1801, Chinachem Johnston Plaza, 178 Johnston Road, Wanchai Hong Kong (“Teda”).

RECITALS:

        A.    WHEREAS, the parties entered into a Stock Purchase Agreement and Share Exchange dated April 24, 2002, (“Agreement”), whereby Gaige acquired Teda and Teda became a wholly owned subsidiary of Gaige and in connection therewith Gaige issued of 5,000,000 shares of restricted common stock to the Teda shareholders and promoters.

        B.    WHEREAS, all of the parties to the Agreement desire to amend the terms of the Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and other valuable consideration, the receipt of which is acknowledged, the parties to this Agreement agree as follows:

1.	Audit Contigency: This transaction is contingent upon Teda providing audited financial statements within sixty (60) days of the filing of the initial 8K with the Securities and Exchange Commission. If this audit is not provided within such time, Gaige may declare this Agreement null and void.

2.	Closing Date: The parties agree that the Closing date of the Agreement shall be set as the date that Teda provides the audited financial statements and the amended 8K was filed with the Securities and Exchange Commission.

        IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:	GAIGE FINANCIAL GROUP, INC.
/s/ Shelley Goldstein	By: /s/ Shelley Goldstein

ATTEST:	TEDA HOTELS MANAGEMENT COMPANY LIMITED
By: /s/ Hui Chin Tong Godfrey